Exhibit 10.64

                                SERVICE AGREEMENT
                                -----------------

This agreement (the "Service Agreement"), dated October 31, 2001 is by and between Vertical Computer Systems, Inc., 6336 Wilshire Blvd, Los Angeles, CA 90048, ("Vertical") and Robert Farias, a Texas resident, 513 Sunrise Trail, Dripping Springs, Texas 78620,("Farias").

WHEREAS Vertical agreed to purchase from Paradigm Sales, Inc., 520 South Grand, 7th Floor, Los Angeles, CA 90071, ("Paradigm") certain property of Adhesive Software (the "Property"), a Texas corporation, which Paradigm intends to acquire through bank foreclosure sale by Silicon Valley Bank (the "Bank"), pursuant to the terms and conditions set forth in the Asset Purchase Agreement, dated October 31, 2001.

The parties hereby agree as follows:

1. Farias shall facilitate the sale and transfer of the Property to Vertical and shall cooperate with Vertical as reasonably necessary with respect thereto.

2. Subject to the terms and conditions contained herein, Vertical will execute a Promissory Note, attached hereto as Exhibit A, and the Asset Pledge Agreement, attached hereto as Exhibit B, each of which is incorporated herein by this reference. Farias acknowledges and agrees that the terms of this Service Agreement, including, without limitation, the indemnity provisions contained herein, and the effectiveness of the Promissory Note and the Asset Pledge Agreement are expressly conditioned upon (a) the effective transfer of all right, title and interest in and to the Property free and clear of any and all license, claims or encumbrances by Paradigm to Vertical no later than November 7, 2001, pursuant to the terms of the Asset Purchase Agreement, and (b) the effective termination of any financial obligation by Enfacet, Inc. to Adhesive Software, or Paradigm, as the case may be. In the event that all right, title, and interest in and to the Property is not transferred to Vertical free and clear of any and all license, claims or encumbrances by November 7, 2001, Vertical's obligations pursuant to this Service Agreement and the Promissory Note and the Asset Pledge Agreement shall be null and void and Vertical shall have no obligations with respect thereto.

3. Both parties acknowledge and agree that the monies paid to Farias are to be paid to the IRS for a payroll penalty concerning Adhesive Software for which Farias may be liable. In the event that Farias negotiates a lower amount than $280,000 with the IRS pursuant to any settlement agreement, Vertical and Farias agree to cancel the current Promissory Note and execute a new promissory note consistent with the terms of such settlement, including without limitation, the total amount due to the IRS and any installment plan. Any amounts paid to Farias pursuant to the Promissory Note shall be credited and /or applied to any new promissory note executed by the parties pursuant to this paragraph.

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4. Furthermore, Farias acknowledges and agrees that in the event that the monies paid pursuant to the Promissory Note are not paid in settlement of the IRS debt, that the Asset Pledge Agreement shall be deemed void and ineffective and Vertical shall have all right, title and interest in and to the Siteflash Technology and Farias shall have no interest of any kind whatsoever with respect thereto.

5. Subject to the terms and conditions set forth in Paragraph 2 above, Vertical shall indemnify, defend and hold Farias, harmless against loss, damage or expense incurred by Farias as a result of any claims, actions, or proceeding brought by the IRS arising from Farias's share of the claims involving Adhesive Software as such claims relate to Enfacet, Inc. up to an amount not to exceed Two Hundred Thousand Eighty Thousand dollars ($280,000.00), provided, however, that (i) Farias shall give Vertical prompt written notice of any such claim, demand, suit or action; (ii) Farias fully cooperates with said defense by complying with Vertical's reasonable instructions and requests to Farias in connection with said defense; and (iii) Vertical shall have sole and absolute control of the defense of such claim, suit, demand, or action and the settlement or compromise thereof. Vertical will indemnify Farias against his reasonable attorney's fees and costs awarded in respect of any such claims and any suit raising any such claims in addition to $280,000.00.

6. Unless otherwise specified, all notices or other communications required herein must be in writing and will be deemed to have been duly served if hand delivered, sent by first class mail postage prepaid and properly addressed, return receipt requested, or sent by overnight delivery. Notices shall be delivered to the address of each party as set forth above or as otherwise designated by the respective party, as the case may be. All notices to Farias shall addressed to to Robert Farias at 3436 Verdugo Road, Suite 250, Glendale, CA 91208.

7. The parties will execute and deliver such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the rights, responsibilities, and obligations created by this Service Agreement, including, without limitation UCC-1 and United States Patent and Trademark Office documents.

8. If any material provision of the Service Agreement is determined to be invalid, inoperative, unenforceable or illegal by operation of law, regulation, judgment or otherwise, then such provision will be deemed to be superseded and the Service Agreement modified with a provision which most nearly corresponds to the intent of the parties and is valid, enforceable and legal.

9. This Service Agreement does not constitute and may not be construed as creating or constituting a partnership or joint venture between the parties. Neither party may obligate or bind the other party in any manner whatsoever except as expressly provided herein.

10. This Service Agreement shall be governed by and construed in accordance with the laws of the State of California and subject to the jurisdiction and venue of the state and federal courts of the county of Los Angeles in the state of California .

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11. If any action at law or in equity is brought  to  enforce or  interpret  the provisions of this Agreement, the prevailing party in such action shall be entitled to reasonable attorneys' fees, court costs and expenses.

12. This Service Agreement constitutes the sole understanding of the parties about the subject matter hereof and may not be amended or modified except in writing signed by authorized representatives of each of the parties to the Service Agreement.



ACCEPTED TO AND AGREED:


_____________________________
      Richard Wade, President
      Vertical Computer Systems, Inc.



_____________________________
      Robert Farias


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